Exhibit 11

AMENDMENT TO PURCHASE AND SALE AGREEMENT

This Amendment to Purchase and Sale Agreement (this “Amendment”), dated as of October 31, 2011 (the “Amendment Date”), is made by and between Thomas J. Somodi (“Seller”) and Gary S. Winemaster (“Buyer”). Capitalized terms used but not otherwise defined in this Amendment shall have the respective meanings ascribed to such terms under the Sale Agreement (as hereinafter defined).

WHEREAS, the parties to this Amendment are parties to that certain Purchase and Sale Agreement, entered into as of April 28, 2011 (the “Sale Agreement”);

WHEREAS, the Merger has been consummated, the Exchanged shares have been exchanged for shares of Company Common Stock and the Company consummated the Reverse Split;

WHEREAS, all references to shares of Company Common Stock in this Amendment are after giving effect to the consummation of the Merger and the Reverse Split;

WHEREAS, as of the date hereof, the Seller Shares are comprised of 830,925 shares of Company Common Stock;

WHEREAS, the parties desire to amend the Sale Agreement as provided herein;

WHEREAS, pursuant to Section 4.8 of the Sale Agreement, the Sale Agreement may be changed, amended, or augmented only by a writing executed by each of the parties to the Sale Agreement, and the parties to this Amendment constitute all of the parties to the Sale Agreement.

NOW, THEREFORE, in consideration of the foregoing promises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Article I of the Sale Agreement. Article I of the Sale Agreement is hereby deleted in its entirety and replaced with the following:

ARTICLE I

Purchase and Sale

Section 1.1 Purchase and Sale of the Seller Shares. Seller and Buyer hereby agree that, on the Sale Closing Date (as defined in Section 1.2), Seller shall sell and convey to Buyer, and Buyer shall purchase and acquire from Seller, all of the Seller Shares (including all of Seller’s right, title and interest therein and thereto), free and clear of all Encumbrances, in exchange for the consideration set forth in Section 1.3.

Section 1.2 Closing. Subject to the terms and conditions hereof, the closing of the transactions contemplated by this Agreement (the “Sale Closing”) shall take place on October 31, 2011 (the “Sale Closing Date”). The Closing shall take place at the offices of Katten Muchin Rosenman LLP, 525 West Monroe St., Chicago, Illinois 60661, or at such other place as the parties hereto may agree in writing. At the Sale Closing, (a) Seller shall deliver and convey to Buyer all of the Seller Shares (including all of Seller’s right, title and interest therein and thereto), together with such other documents or instruments of conveyance or transfer as may be necessary or desirable to transfer to and confirm in Buyer all right, title and interest in and to the Seller Shares, free and clear of all Encumbrances, and (b) Buyer shall pay the Initial Payment Amount (as defined in Section 1.3(a)).

Section 1.3 Consideration for the Purchase of the Seller Share.

(a) Initial Payment. On the Sale Closing Date, upon delivery by Seller of the Seller Shares to Buyer, Buyer shall pay Seller $4,250,000 (the “Initial Payment Amount”), by delivery to Seller of a full-recourse promissory note therefor, payable in full on the first business day following the Sale Closing Date, substantially in the form set forth on Exhibit B hereto.

(b) [Intentionally omitted].

(c) Tranche I Shares. Within 90 days following the last day of the Tranche I Vesting Date, Buyer shall deliver and convey to Seller 112,530 shares of Company Common Stock (subject to proportionate adjustment for stock splits, stock dividends, stock combinations and similar events after the Sale Closing Date) (the “Tranche I Shares”), free and clear of all Encumbrances (other than any Encumbrance created by Seller). For purposes hereof, “Tranche I Vesting Date” shall mean the earlier of (i) the last of any seven (7) Valuation Dates, within any period of ten (10) or fewer consecutive Valuation Dates that commence after the Commencement Date and prior to the Expiration Date, on each of which the Common Stock Market Value is equal to or greater than $22.2162 (subject to proportionate adjustment for stock splits, stock dividends, stock combinations and similar events after the Sale Closing Date) (the “Tranche I Vesting Threshold”), (ii) the first date, prior to the Expiration Date, on which the Company files an Annual Report on Form 10-K for a fiscal year of the Company ending on or after December 31, 2012, in connection with which a Valuation was prepared and delivered to each of Seller and Buyer, which Valuation determines that the value of a share of Company Common Stock is greater than or equal to the Tranche I Vesting Threshold, and (iii) the first date, after the Commencement Date and prior to the Expiration Date, on which the Company or Buyer consummates a sale of Company Common Stock for cash to one or more Persons that are not Affiliates of the Company in a capital raising transaction at an Effective Price Per Share greater than or equal to the Tranche I Vesting Threshold; excluding for purposes of this subsection (iii), sales of Company Common Stock by Buyer in ordinary brokerage transactions affected on a Principal Market. In the event that, prior to the occurrence of a Tranche I Vesting Date and the Expiration Date, the Company is consummating a merger or consolidation with or into another entity in which the Company is not the surviving entity (a “Sale Transaction”) in which the value of the consideration to be received for each outstanding share of Company Common Stock by the holders thereof is equal to or greater than the Tranche I Vesting Threshold, as determined in good faith by the Company’s board of directors (the “Board”), Buyer shall deliver the Tranche I Shares to Seller prior to such consummation as if the Tranche I Vesting Date had occurred immediately prior thereto. In the event that, prior to the occurrence of a Tranche I Vesting Date, the Company shall consummate a Sale Transaction in which the value of the consideration to be received for each outstanding share of Company Common Stock by the holders thereof is less than the Tranche I Vesting Threshold, as determined in good faith by the Board, then, immediately upon consummation of such Sale Transaction, any right of Seller to receive from Buyer, and any obligation of Buyer to deliver to Seller, the Tranche I Shares shall terminate and be of no further force or effect.

(d) Tranche II Shares. Within 90 days following the last day of the Tranche II Vesting Date, Buyer shall deliver and convey to Seller 135,036 shares of Company Common Stock (subject to proportionate adjustment for stock splits, stock dividends, stock combinations and similar events after the Sale Closing Date) (the “Tranche II Shares”), free and clear of all Encumbrances (other than any Encumbrance created by Seller). For purposes hereof, “Tranche II Vesting Date” shall mean the earlier of (i) the last of any seven (7) Valuation Dates, within any period of ten (10) or fewer consecutive Valuation Dates that commence after the Commencement Date and prior to the Expiration Date, on each of which the Common Stock Market Value is equal to or greater than $27.7717 (subject to proportionate adjustment for stock splits, stock dividends, stock combinations and similar events after the Sale Closing Date) (the “Tranche II Vesting Threshold”), (ii) the first date, prior to the Expiration Date on which the Company files an Annual Report on Form 10-K for a fiscal year of the Company ending on or after December 31, 2012, in connection with which a Valuation was prepared and delivered to each of Seller and Buyer, which Valuation determines that the value of a share of Company Common Stock is greater than or equal to the Tranche II Vesting Threshold, and (iii) the first date, after the Commencement Date and prior to the Expiration Date, on which the Company or Buyer consummates a sale of Company Common Stock for cash to one or more Persons that are not Affiliates of the Company in a capital raising transaction at an Effective Price Per Share greater than or equal to the Tranche II Vesting Threshold; excluding for purposes of this subsection (iii), sales of Company Common Stock by Buyer in ordinary brokerage transactions affected on a Principal Market. In the event that, prior to the occurrence of a Tranche II Vesting Date and the Expiration Date, the Company is consummating a Sale Transaction in which the value of the consideration to be received for each outstanding share of Company Common Stock by the holders thereof is equal to or greater than the Tranche II Vesting Threshold, as determined in good faith by the Board, Buyer shall deliver the Tranche II Shares to Seller prior to such consummation as if the Tranche II Vesting Date had occurred immediately prior thereto. In the event that, prior to the occurrence of a Tranche II Vesting Date, the Company shall consummate a Sale Transaction in which the value of the consideration to be received for each outstanding share of Company Common Stock by the holders thereof is less than the Tranche II Vesting Threshold, as determined in good faith by the Board, then, immediately upon consummation of such Sale Transaction, any right of Seller to receive from Buyer, and any obligation of Buyer to deliver to Seller, the Tranche II Shares shall terminate and be of no further force or effect.

(e) Tranche III Shares. Within 90 days following the last day of the Tranche III Vesting Date, Buyer shall deliver and convey to Seller 90,024 shares of Company Common Stock (subject to proportionate adjustment for stock splits, stock dividends, stock combinations and similar events after the Sale Closing Date) (the “Tranche III Shares” and, collectively with the Tranche I Shares and the Tranche II Shares, the “Tranche Shares”), free and clear of all Encumbrances (other than any Encumbrance created by Seller). For purposes hereof, “Tranche III Vesting Date” shall mean the earlier of (i) last of any seven (7) Valuation Dates, within any period of ten (10) or fewer consecutive Valuation Dates that commence after the Commencement Date and prior to the Expiration Date, on each of which the Common Stock Market Value is equal to or greater than $33.3244 (the “Tranche I Vesting Threshold”) (the “Tranche III Vesting Threshold” and together with the Tranche I Vesting Threshold and the Tranche II Vesting Threshold, the “Vesting Thresholds”), (ii) the first date prior to the Expiration Date on which the Company files an Annual Report on Form 10-K for a fiscal year of the Company ending on or after December 31, 2012, in connection with which a Valuation was prepared and delivered to each of Seller and Buyer, which Valuation determines that the value of a share of Company Common Stock is greater than or equal to the Tranche III Vesting Threshold, and (iii) the first date, after the Commencement Date and prior to the Expiration Date, on which the Company or Buyer consummates a sale of Company Common Stock for cash to one or more Persons that are not Affiliates of the Company in a capital raising transaction at an Effective Price Per Share greater than or equal to the Tranche III Vesting Threshold; excluding for purposes of this subsection (iii), sales of Company Common Stock by Buyer in ordinary brokerage transactions affected on a Principal Market. In the event that, prior to the occurrence of a Tranche III Vesting Date and the Expiration Date, the Company is consummating a Sale Transaction in which the value of the consideration to be received for each outstanding share of Company Common Stock by the holders thereof is equal to or greater than the Tranche III Vesting Threshold, as determined in good faith by the Board, Buyer shall deliver the Tranche III Shares to Seller prior to such consummation as if the Tranche III Vesting Date had occurred immediately prior thereto. In the event that, prior to the occurrence of a Tranche III Vesting Date, the Company shall consummate a Sale Transaction in which the value of the consideration to be received for each outstanding share of Company Common Stock by the holders thereof is less than the Tranche III Vesting Threshold, as determined in good faith by the Board, then, immediately upon consummation of such Sale Transaction, any right of Seller to receive from Buyer, and any obligation of Buyer to deliver to Seller, the Tranche III Shares shall terminate and be of no further force or effect.

(f) Cash Payment Election. Notwithstanding the foregoing, in lieu of delivering shares of Company Common Stock as may be required by Section 1.3(c), (d) or (e), and in full satisfaction of Buyer’s obligation (if any) to make such delivery, Buyer may elect to pay to Seller an amount of cash, by wire of transfer of immediately available funds by the delivery deadline set forth in such Section, an amount in cash equal to the product of the applicable Vesting Threshold (i.e., $22.2162 in the case of Section 1.3(c), $27.7717 in the case of Section 1.3(d) and $33.3244 in the case of Section 1.3(e), in each case subject to proportionate adjustment for stock splits, stock dividends, stock combinations and similar events after the Sale Closing Date), multiplied by the number of Tranche Shares that Buyer would otherwise be required to deliver pursuant to such Section. Upon any such payment, any obligation of Buyer to deliver shares pursuant to Section 1.3(b), (c) or (d), as applicable, shall terminate and be of no further force or effect.

2. Section 4.10 of the Sale Agreement. Section 4.10 of the Sale Agreement is hereby deleted in its entirety and replaced with the following:

“Additional Rights” means warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Company Common Stock or any stock or security convertible into or exchangeable for Company Common Stock.

“Affiliate,” as applied to any Person, means any other Person controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” means the possession of 10% or more of the voting stock or equity interests of such Person.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the city of Chicago, Illinois are authorized or required by law to remain closed.

“Bloomberg” means Bloomberg Financial Markets (or any successor thereto).

“Commencement Date” means the date that is the later of the Reverse Split Effective Date and the date that is six months after the Sale Closing Date.

“Common Stock Market Value” means, on any Valuation Date, the VWAP of the Company Common Stock on such day as reported by Bloomberg (excluding Excluded Trades).

“Effective Price per Share” means (i) if only shares of Company Common Stock are sold in a transaction, the aggregate gross amount received in cash by the Company or Seller, as applicable, therefor and (ii) if shares of Company Common

Stock are sold in a transaction and, in connection therewith Additional Rights are sold or otherwise issued, the aggregate gross amount received in cash by the Company or Seller, as applicable, for the shares of Company Common Stock and Additional Rights, reduced by the aggregate fair market value of the Additional Rights (as determined using the Black-Scholes option pricing model or another method determined by the Company in good faith), in each case divided by the number of shares of Company Common Stock issued in such transaction.

“Encumbrance” means any mortgage, lien, pledge, charge, security interest, title retention agreement, option, equity or other adverse claim.

“Excluded Trades” means any purchase, sale or other trades with respect to Company Common Stock by or at the direction of Buyer; Seller; any officers, directors, or affiliates of the Company, or any of their respective Family Members, Affiliates or other representatives; provided, however, that (i) any sales of Company Common Stock by or at the direction of Buyer (or any of his Family Members, Affiliates or other representatives) of a price per share that is in excess of the applicable Vesting Threshold and (ii) any sales of Company Common Stock by or at the direction of Seller (or any of his Family Members, Affiliates or other representatives) of a price per share that is less than the applicable Vesting Threshold, shall not be Excluded Trades for purposes of determining whether such Vesting Threshold have been met.

“Expiration Date” means the fifth anniversary of the Effective Date.

“Family Members” means with respect to an individual, such persons who are related to such individual by marriage, blood or adoption, including, without limitation, such individual’s spouse, former spouse, children, grandchildren, parents, grandparents, nieces, nephews, and cousins, as well as any relationships similar to the above created by marriage (e.g. step-children or mother-in-law).

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a government or any department or agency thereof or any other legal entity.

“Principal Market” means OTC Markets Group Inc. (or successor thereto); provided, however, that, if at any time on or after the Commencement Date the Company Common Stock is listed on a U.S. national securities exchange, the “Principal Market” shall mean such U.S. national securities exchange; provided, further, that if the Common Stock is not quoted by OTC Markets Group Inc. (or successor thereto) or listed on a U.S. national securities exchange, “Principal Market” shall mean the OTC Bulletin Board (or successor thereto) or such other principal securities exchange or trading market for the Company Common Stock.

“Purchase Agreement” means that certain Purchase Agreement, dated as of April 29, 2011 by and among Format, Inc., a Nevada corporation and the predecessor to the Company, and the Investors set forth on the signature pages thereto.

“Reverse Split Effective Date” means August 26 2011.

“Valuation” means a valuation (i) performed by the Valuation Firm, pursuant to which the Valuation Firm has determined, for purposes of the valuation of warrants issued pursuant to the Purchase Agreement, or if no such warrants are outstanding, for any substantially similar purpose, the value of a share of Company Common Stock and (ii) performed by the Valuation Firm as of December 31 of a period beginning after the Commencement Date and ending prior to the Expiration Date, at the request and expense of Seller, pursuant to which the Valuation Firm has determined the value of a share of Company Common Stock.

“Valuation Date” means (i) any trading day on which the Principal Market is a U.S. national securities exchange and the daily dollar trading volume (as reported by Bloomberg) of the Company Common Stock on such Principal Market (excluding Excluded Trades) is $30,000 or greater or (ii) any trading day on or after November 1, 2012 on which the Principal Market is not a U.S. national securities exchange and the daily dollar trading volume (as reported to Bloomberg) of the Company Common Stock on such Principal Market (excluding Excluded Trades) is at least $100,000.

“Valuation Firm” means Stout Risius Ross or another valuation firm selected by the Company.

“VWAP” means, with respect to the Company Common Stock, the dollar-weighted average price for the Company Common Stock (excluding Excluded Trades) on its Principal Market during the period beginning at 9:30 a.m. Eastern time (or such other time as its Principal Market publicly announces is the official open of trading) and ending at 4:00 p.m. Eastern time (or such other time as its Principal Market publicly announces is the official close of trading) as reported by Bloomberg and, if applicable, using its “Volume at Price” functions.

3. Section 4.15 of the Sale Agreement. A new Section 4.15 of the Sale Agreement is hereby added, which shall be as follows:

Section 4.15. Tranche Shares Prior to Transfer Thereof. Prior to the transfer of Tranche Shares by Buyer to Seller pursuant to the terms hereof, Seller shall not possess or exercise any rights with respect to the Tranche Shares, including, without limitation, any voting rights or rights to dividends.

4. Seller Release. Seller, on his own behalf and for each of his past and present affiliates (provided, that for purposes of Section 4 and 5 hereof, the Company shall not be deemed to be an affiliate of Seller), representatives, and agents (the “Seller Parties”), hereby releases, remises, acquits, satisfies and forever discharges Buyer and his past and present affiliates (provided, that for purposes of Section 4 and 5 hereof, the Company shall not be deemed to be an affiliate of Buyer), representatives, and agents (the “Buyer Parties”), from any and all claims, liabilities, suits, actions, damages, demands or the like whatsoever, in law or in equity, whether based in contract law, tort law or other law, known or unknown, that Seller or the Seller Parties had or has with respect to any act, omission, transaction or event relating to the Sale Agreement that occurred prior to the Amendment Date (collectively, the “Seller Released Claims”) and hereby covenants that the foregoing release shall act as a bar to each and every one of the Seller Released Claims hereinabove mentioned or implied. Further, Seller, on behalf of himself and the Seller Parties, covenants not to sue any of the Buyer Parties with respect to any Seller Released Claim.

5. Buyer Release. Buyer, on his own behalf and for each of the Buyer Parties, hereby releases, remises, acquits, satisfies and forever discharges Seller and each of the Seller Parties, from any and all claims, liabilities, suits, actions, damages, demands or the like whatsoever, in law or in equity, whether based in contract law, tort law or other law, known or unknown, that Buyer or the Buyer Parties had or has with respect to any act, omission, transaction or event relating to the Sale Agreement that occurred prior to the Amendment Date (collectively, the “Buyer Released Claims”) and hereby covenants that the foregoing release shall act as a bar to each and every one of the Buyer Released Claims hereinabove mentioned or implied. Further, Buyer, on behalf of himself and the Buyer Parties, covenants not to sue any of the Seller Parties with respect to any Buyer Released Claim.

6. Full Force and Effect. Except as expressly modified by this Amendment, all of the terms, covenants, agreements, conditions and other provisions of the Sale Agreement shall remain in full force and effect in accordance with their respective terms.

7. Governing Law. This Amendment shall in all respects be governed by, and construed in accordance with, the laws of the State of Illinois, without giving effect to any conflicts of law principles of such state to the extent such principles would require or permit the application of the laws of another jurisdiction.

8. Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by the internal laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Illinois. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Illinois for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO

REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AMENDMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

9. Further Assurances. Seller and Buyer hereby agree to deliver, or cause to be executed and delivered, such other documents, instruments and agreements, and take such other actions, as either party may reasonably request in connection with this Amendment or the Sale Agreement, including, without limitation, using their commercially reasonable efforts to cause the Company to provide to each of Seller and Buyer each Valuation and the workpapers prepared in connection therewith for purposes of determining whether a Vesting Threshold has been met.

10. Counterparts. This Amendment may be executed in two counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile, email or a .pdf, JPEG, .tiff or similar file, or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Amendment.

11. Legal Counsel. The Company has engaged Katten Muchin Rosenman LLP (“Katten”) in connection with the preparation of this Amendment. Katten has not acted as legal counsel to Buyer or Seller in connection with this Amendment. No legal counsel or tax advisor has been engaged by the Company to protect or otherwise represent the interests of Buyer or Seller. Buyer and Seller each engaged, or had the opportunity to engage, legal counsel and tax advisors with respect to the preparation of this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Purchase and Sale Agreement to be executed by their respective officers or representatives thereunto duly authorized as of the date first above written.

/s/ Thomas J. Somodi
Thomas J. Somodi

/s/ Gary S. Winemaster
Gary S. Winemaster

EXHIBIT B

NOTE

PROMISSORY NOTE

$4,250,000	October 31, 2011

FOR VALUE RECEIVED, the undersigned, Gary S. Winemaster (“Maker”), hereby promises to pay to Thomas J. Somodi (“Payee”), in lawful money of the United States of America and in immediately available funds, the principal sum of Four Million, Two Hundred and Fifty Thousand Dollars ($4,250,000) on November 1, 2011 (the “Maturity Date”).

This Note is being delivered pursuant to that certain Purchase and Sale Agreement, dated as of April 28, 2011, by and between Maker and Payee, as amended by that certain Amendment to the Purchase and Sale Agreement, dated as of the date hereof (collectively, the “Purchase Agreement”).

The Note shall not accrue interest at any time prior to the Maturity Date. If this Note is not paid prior to or on the Maturity Date, it shall accrue interest at a rate of eighteen percent (18%) per annum from the date of issuance. Notwithstanding any provision of this Note to the contrary, nothing herein shall require the Maker to pay, or Payee to accept, interest in an amount which subjects Payee to any penalty or forfeiture under applicable law, and in no event shall the total of all charges payable hereunder (whether of interest or of such other charges which may or might be characterized as interest) exceed the maximum rate permitted to be charged under applicable law.

This Note shall be governed by the internal laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Illinois. Payee and Maker each hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts sitting in the State of Illinois for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Payee and Maker hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it set forth in the Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AMENDMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

Maker hereby waives, to the extent permitted by Illinois law, demand, presentment and protest, and notice of demand, presentment and protest.

If this Note is not paid as and when due, the undersigned promises to pay all costs of collection including, but not limited to, reasonable attorneys’ fees and expenses.

IN WITNESS WHEREOF, the Maker has executed this Note as of the date first set forth above.

/s/ Gary S. Winemaster
Gary S. Winemaster